EXHIBIT 99.1

CENTER FINANCIAL REPORTS INCREASES OF 56% AND 73% IN NET INCOME

FOR 2005 FOURTH QUARTER AND FULL YEAR

— Results Reflect Healthy Growth in Balance Sheet, Loan Portfolio and Deposits

and Improvements in Operating Ratios and Credit Quality —

LOS ANGELES, CA – February 2, 2006 – Center Financial Corporation (NASDAQ NM: CLFC), the holding company of Center Bank, today reported record levels of net income for the fourth quarter and year ended December 31, 2005.

2005 highlights, compared with a year ago, include:

•	Net income increased 73% to $24.6 million, equal to $1.48 per diluted share

•	Net loans increased 21% to $1.2 billion

•	Total deposits grew 27% to $1.5 billion

•	Total assets increased 24% to $1.7 billion

•	Return on average assets and return on average equity increased to 1.69% and 24.04%, respectively

•	Efficiency ratio improved to 48.7%

•	Net interest income before provision for loan losses increased 50% to $63.4 million

•	Noninterest income, excluding gain on sale of loans, increased 13% to $18.0 million

•	Quarterly cash dividends totaled $0.16 per share for the year

•	Franchise expanded to 17 full-service branches and nine loan production offices, reflecting two new branches located in Seattle, WA and Irvine, CA

“2005 proved to be another year of record earnings, with healthy growth in our balance sheet and loan and deposit portfolios, along with further improvements in our operating ratios and credit quality,” said (Paul) Seon-Hong Kim, president and chief executive officer of Center Financial. “I am particularly proud of the outstanding achievements made by our team during a challenging year that included a restatement that eliminated hedge accounting treatment for interest rate swaps and successes related to the KEIC litigation.

“In addition to these achievements, we continued to make progress in executing our strategic expansion plan with the relocation of our Chicago branch to the Koreatown district and the additions of two new full-service branches,” Kim said. “The opening of the Seattle Branch marked a key milestone for Center Bank as it exemplified our strategy of expanding operations in a geographic area outside of Southern California, following the success of an initial loan production office in the area. Our Irvine Branch illustrates the burgeoning growth of the Korean-American community in Southern California and the vibrancy of the economy in our core market, as new concentrations of small businesses catering to the needs of this niche community continue to be established.”

Kim added, “I am also proud that the investment banking firm of Sandler O’Neill included Center Financial for the second year in a row in its “Bank and Thrift Sm-All Stars,” identifying the nation’s top performing small capitalization banks. This honor recognizes our commitment to outstanding performance in terms of loan, deposit and earnings growth, while maintaining exceptional credit quality and higher-than industry return on equity, quarter after quarter.”

2005 FOURTH QUARTER

For the three months ended December 31, 2005, net interest income before provision for loan losses grew to a quarterly record of $17.5 million, up 32% from $13.2 million in the 2004 fourth quarter, reflecting the positive impact of prime rate increases on a growing loan portfolio that is largely prime rate sensitive, offset in part by higher interest expense on deposits. The company’s yield on interest earning assets rose to 7.52% in the 2005 fourth quarter from 6.17% in the same period a year ago. The net interest margin improved to 4.78% from 4.59% in the fourth quarter of 2004, but narrowed slightly from 4.81% in the immediately preceding third quarter.

The company increased its allowance for loan losses by $740,000 during the 2005 fourth quarter, compared with an increase of $1.1 million in the fourth quarter of 2004, thereby increasing our allowance for loan losses to 1.12% of loan losses, net of unearned income, from 1.10% at December 31, 2004.

Noninterest income totaled $4.8 million in the fourth quarter of 2005, up 3% from $4.7 million in the fourth quarter of 2004.

Noninterest expense for the 2005 fourth quarter increased 10% to $11.4 million from $10.4 million a year earlier principally reflecting increased staff, occupancy and operational costs associated with the addition of two full-service branches in 2005 located in Seattle and Irvine and the San Fernando Valley branch which opened in December 2004. These increases were partially offset by reduced professional service fees and lower business promotion and advertising expenses. The efficiency ratio for the 2005 fourth quarter improved to 51.1 % from 57.7% in the prior-year period.

Net income for the 2005 fourth quarter increased 56% to a record $6.6 million, or $0.40 per diluted share, from $4.3 million, or $0.25 per diluted share, in the corresponding period a year ago.

Return on average assets for the 2005 fourth quarter increased to 1.67% from 1.35% in the prior-year period. Return on average equity improved to 23.92% from 18.99% in the fourth quarter of 2004.

2005 FULL YEAR

For the year, net interest income before provision for loan losses increased 50% to $63.4 million from $42.1 million in 2004, reflecting the favorable impact of prime rate increases on a growing loan portfolio that is largely prime rate sensitive, offset in part by increased interest expense on deposits. Yield on interest earning assets in 2005 rose to 6.98% from 5.43% in 2004. The net interest margin for 2005 expanded 79 basis points to 4.77% from 3.98% in the prior year.

The company added $3.4 million to its allowance for loan losses during the year, compared with $3.3 million in 2004, increasing the allowance for loan losses to 1.12% of loan losses, net of unearned income, from 1.10% at December 31, 2004.

Noninterest income totaled $20.5 million for 2005, compared with $20.6 million a year ago. Excluding the gain on sale of loans, non interest income increased 13% over 2004, primarily due to increases in fee income from loans and deposits.

Noninterest expense for 2005 were up 11% to $40.8 million from $36.8 million a year earlier, reflecting higher staff, occupancy and operational costs associated with the Bank’s branch expansion. The efficiency ratio improved to 48.7% for the 2005 from 58.7% in the prior year.

Net income for 2005 increased 73% to $24.6 million, or $1.48 per diluted share, from $14.2 million, or $0.86 per diluted share, in 2004.

Return on average assets for 2005 increased to 1.69% from 1.22% in 2004. Return on average equity improved to 24.04% from 16.89% in the prior year.

Gross loans at December 31, 2005 increased 21% to $1.2 billion from $1.0 billion at the end of 2004. Commercial real estate loans grew 28% from prior-year levels and accounted for 63% of the company’s gross loans at the end of the 2005 year. Commercial and industrial loans, including commercial, trade finance and SBA loans, were up 12% over a year earlier and represented 31% of the gross loan portfolio at December 31, 2005. Consumer loans increased 23% over the prior year and totaled 6% of the company’s gross loan portfolio at the end of 2005.

Total deposits rose to $1.5 billion at year-end 2005, representing a 7% linked-quarter increase, principally reflecting increases in time deposits. This compares with $1.2 billion in total deposits at December 31, 2004. Core deposits represented 47% of total deposits at the end of the year, compared with 54% at year-end 2004. At December 31, 2005, non-interest bearing deposits were up 15% at $398.3 million, compared with $347.2 million at year-end 2004. Interest bearing checking and savings deposits posted increases of 5% and 11%, respectively, over year-end 2004 levels. Time deposits rose 47% over a year ago and accounted for 53% of total deposits at year-end 2005.

Kim noted, “Non-interest bearing deposits accounted for 27% of total deposits at December 31, 2005, down from 30% at year-end 2004, reflecting the significant growth in our in time deposits as consumers responded to the higher interest rate environment. The growth in our deposit portfolio also impacted our loan-to-deposit ratio, which decreased to 82.2 percent in 2005 from 86.7 percent a year ago.”

The average cost of interest-bearing deposits for 2005 increased to 3.01% from 1.97% for the prior year. The average cost of total deposits rose to 2.20% for the current third quarter, up from 1.37% in 2004.

Total assets at December 31, 2005 grew to $1.7 billion, up from $1.3 billion at year-end 2004. Interest-earning assets totaled $1.5 billion at year-end 2005, compared with $1.2 billion at December 31, 2004. The company continued to finance the growth of its total assets with the increase in deposits through its expanded network of branch offices.

The company continued to maintain excellent asset quality with total non-performing assets totaling $2.9 million, or 0.18% of total assets, at December 31, 2005, compared with $3.4 million, or 0.26% of total assets, at December 31, 2004. Net charge-offs for 2005 totaled $726,000, compared with $827,000 in 2004. The allowance for loan losses was increased to $13.9 million, reflecting the expansion of the company’s loan portfolio, and represented 1.12% of loans, net of unearned income at December 31, 2005, compared with 1.10% at year-end 2004.

Shareholders’ equity at December 31, 2005 increased 24% to $112.7 million from $90.7 million at December 31, 2004. At year-end 2005, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.70%, a total risk-based capital ratio of 10.77%, and a Tier 1 leverage ratio of 8.21%.

Investor Conference Call

The company will host an investor conference call at 11:00 a.m. EST (8:00 a.m. PST) on Thursday, February 2, 2006 to review the financial results for its 2005 four quarter and full year. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com and www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available through 8:00 p.m. EST, Wednesday, February 8, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using passcode 45197376.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.7 billion at December 31, 2005. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices across the nation. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s nine loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on amended Form 10-K/A for the fiscal year ended Dec. 31, 2004 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	12/31/05	12/31/04
Assets
Cash and due from banks	$83,335	$63,564
Federal funds sold	58,490	35,915
Money market funds and interest-bearing deposits in other banks	5,064	3,663
Securities available-for-sale	226,023	157,027
Securities held-to-maturity	11,052	11,396
Loans (net of unearned income)	1,233,020	1,021,700
Allowance for loan losses	(13,871)	(11,227)

Net loans	1,219,149	1,010,473
Fixed assets	14,027	11,695
Bank-owned life insurance - cash surrender value	10,805	10,430
Goodwill	1,253	1,253
Other assets	33,821	32,698

Total assets	$1,663,019	$1,338,114

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing deposits	$398,332	$347,195
Interest bearing deposits	1,085,737	818,341

Total deposits	1,484,069	1,165,536
Borrowed funds	28,643	44,854
Long-term subordinated debenture	18,557	18,557
Other liabilities	19,036	18,447

Total liabilities	1,550,305	1,247,394
Shareholders’ equity	112,714	90,720

Total Liabilities & Shareholders’ Equity	$1,663,019	$1,338,114

Book value per share	$6.86	$5.57
Number of common shares outstanding at period end	16,439,053	16,283,496

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Interest income	$27,505	$17,809	$92,825	$57,508
Interest expense	10,034	4,561	29,467	15,381

Net interest income before provision for loan losses	17,471	13,248	63,358	42,127
Provision for loan losses	740	1,100	3,370	3,250

Net interest income after provision for loan losses	16,731	12,148	59,988	38,877
Noninterest income
Customer service fees	2,194	2,319	9,125	8,569
Fee income from trade finance transactions	755	925	3,491	3,596
Wire transfer fees	239	227	914	829
Gain on sale of loans	667	946	2,487	4,616
Net gain (loss) on sale of securities available for sale	—	—	51	(15)
Loan service fees	459	(126)	2,014	1,397
Other income	528	420	2,449	1,566

Total noninterest income	4,842	4,711	20,531	20,558

Noninterest expense
Salaries and employee benefits	5,636	4,517	19,516	16,361
Occupancy	1,038	634	3,374	2,477
Furniture, fixtures, and equipment	479	383	1,809	1,385
Data processing	536	389	2,012	2,038
Professional service fees	804	1,126	3,771	3,612
Business promotion and advertising	723	1,038	2,788	2,543
Stationery and supplies	220	170	839	550
Telecommunications	157	120	600	517
Postage and courier service	197	163	735	621
Impairment loss of securities available for sale	—	394	—	2,263
Security service	230	152	817	695
Loss on termination of interest rate swap	—	—	306	—
Loss on interest rate swaps	32	367	280	235
Other operating expenses	1,343	903	3,978	3,526

Total noninterest expense	11,395	10,356	40,825	36,823

Income before income tax provision	10,178	6,503	39,694	22,612
Income tax provision	3,529	2,230	15,091	8,388

Net income	$6,649	$4,273	$24,603	$14,224

Earnings per share, basic	$0.40	$0.26	$1.50	$0.88

Earnings per share, diluted	$0.40	$0.25	$1.48	$0.86

Basic average common shares outstanding	16,434,670	16,157,121	16,375,823	16,157,581

Diluted average common shares outstanding	16,725,023	16,525,564	16,702,430	16,525,861

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	Three Months Ended December 31, 2005			Three Months Ended September 30, 2005			Three Months Ended December 31, 2004
	Average	Interest income/ expense	Rate/ yield	Average	Interest income/ expense	Rate/ yield	Average	Interest income/ expense	Rate/ yield
Interest earning assets
Loans	$1,210,886	$25,175	8.25%	$1,130,982	$22,295	7.82%	$963,906	$16,365	6.75%
Investments	240,012	2,330	3.85%	226,550	2,042	3.58%	184,902	1,443	3.10%

Total interest-earning assets	$1,450,898	$27,505	7.52%	$1,357,532	$24,337	7.11%	$1,148,808	$17,808	6.17%

Interest bearing liabilities
Deposits	$1,022,110	$9,492	3.68%	938,530	7,397	3.13%	782,284	4,239	2.16%
Other borrowed funds	20,150	222	4.37%	18,013	184	4.05%	14,317	118	3.28%
Long-term debt	18,557	320	6.84%	18,557	295	6.31%	18,557	204	4.37%

Total interest bearing liabilities	1,060,817	10,034	3.75%	975,100	7,876	3.20%	815,158	4,561	2.23%
Noninterest bearing deposits	394,063	—	—	396,553	—	—	340,914	—	—

Total cost of funds	$1,454,880	$10,034	2.74%	$1,371,653	$7,876	2.28%	$1,156,072	$4,561	1.57%

Total cost of deposits			2.66%			2.20%			1.50%

Net interest income		$17,471			$16,461			$13,247

Net interest spread			3.77%			3.91%			3.94%

Net interest margin			4.78%			4.81%			4.59%

	Twelve Months Ended December 31, 2005			Twelve Months Ended December 31, 2004
	Average	Interest income/ expense	Rate/ yield	Average	Interest income/ expense	Rate/ yield
Interest earning assets
Loans	$1,111,087	$85,102	7.66%	$868,915	$52,411	6.03%
Investments	218,000	7,723	3.54%	190,373	5,097	2.68%

Total interest-earning assets	$1,329,087	$92,825	6.98%	$1,059,288	$57,508	5.43%

Interest bearing liabilities
Deposits	$910,143	$27,376	3.01%	$718,029	$14,120	1.97%
Other borrowed funds	26,799	938	3.50%	18,484	489	2.65%
Long-term debt	18,557	1,153	6.21%	18,557	772	4.16%

Total interest bearing liabilities	955,499	29,467	3.08%	755,070	15,381	2.04%
Noninterest bearing deposits	381,566	—	—	315,541	—	—

Total cost of funds	$1,337,065	$29,467	2.20%	$1,070,611	$15,381	1.44%

Total cost of deposits			2.12%			1.37%

Net interest income		$63,358			$42,127

Net interest spread			3.90%			3.39%

Net interest margin			4.77%			3.98%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	December 31, 2005	December 31, 2004
Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—
Non-accrual loans	2,943	3,431

Total non-performing loans	2,943	3,431
Other Real Estate Owned	—	—
Total Non-performing assets	$2,943	$3,431

Allowance for Loan Losses
Balance as of January 1	$11,227	$8,804
Provision for loan losses	3,370	3,250
Net loan (charge-offs) and recoveries	(726)	(827)

Balance as of December 31	$13,871	$11,227

	December 31, 2005	December 31, 2004
Tier 1 risk-based capital ratio	9.70%	9.59%
Total risk-based capital ratio	10.77	10.62
Tier 1 leverage ratio	8.21	9.13
Non-accrual loans to gross loans	0.24	0.34
Non-performing assets to total loans and OREO	0.24	0.34
Non-performing assets to total assets	0.18	0.26
Allowance for loan loss to gross loans	1.12	1.10
Allowance for loan losses to nonperforming assets	471.32	327.22
Net charge-offs to average loans	0.06	0.09

Selected Ratios	Three Months Ended December 31,		Twelve Months Ended December 31,
For the Period	2005	2004	2005	2004
Return on average assets	1.67%	1.35%	1.69%	1.22%
Return on average equity	23.92	18.99	24.04	16.89
Noninterest expense/average assets	2.86	3.26	2.81	3.15
Efficiency ratio	51.07	57.66	48.67	58.74

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	December 31,	December 31,
Loans	2005	2004
Real estate–construction	$4,713	$16,919
Real estate–commercial	776,725	607,296
Commercial	243,052	208,995
Consumer	71,499	58,178
Trade finance	90,370	83,763
SBA	49,070	49,027
Other	1,473	864

Total loans-gross	1,236,902	1,025,042
Unearned Income	(3,882)	(3,342)
Allowance for loan losses	(13,871)	(11,227)

Total loans–net	$1,219,149	$1,010,473

Deposits
Non-interest bearing	$398,332	$347,195
Interest bearing checking	221,083	210,842
Savings	81,654	73,733
Time deposits	783,000	533,766

Total deposits	$1,484,069	$1,165,536

Net loans to total deposits	82.2%	86.7%

	Three Months Ended December 31,		Twelve Months Ended December 31,
Average Balances	2005	2004	2005	2004
Gross loans	$1,224,415	$980,412	$1,122,512	$878,819
Net loans	1,210,886	963,906	1,111,087	868,915
Interest earning assets	1,450,898	1,148,808	1,329,087	1,059,288
Assets	1,583,138	1,262,302	1,453,482	1,167,961
Deposits	1,416,173	1,123,198	1,291,709	1,033,570
Equity	110,263	89,520	102,324	84,239